EXHIBIT 10.1

IZEA, INC.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789

October 21, 2016

ZenContent, Inc.
569 Clyde Avenue, Suite 550 Mountain View, California 94043
Attn: Mrs. Brianna DeMike, VP of Content

Ladies and Gentlemen:

IZEA, Inc., a Nevada corporation (the “Buyer”), and Joseph DeMike, Brianna DeMike and each of the Minority Stockholders, for whom Mr. DeMike has been appointed the Stockholders’ Agent (each, a “Stockholder” and, collectively, the “Stockholders”), being all of the stockholders of ZenContent, Inc., a California corporation (the “Company”), entered into a Stock Purchase Agreement, dated as of July 31, 2016 (the “Purchase Agreement”), which they now desire to amend and modify as set forth in this amendment (the “Amendment”). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.)

1.Clarification to Performance Payments for New ZenContent Workflow. Subsequent to the Closing under the Purchase Agreement, the Buyer, together with the input of Brianna DeMike, as the Buyer’s Vice President of Content, have determined that there are certain operating synergies for the Buyer overall in connection with managing content using ZenContent’s workflow process and platform rather than the Ebyline platform used by the Buyer. As a result, the Buyer has proposed, following consultation with management including Ms. DeMike, to move the workflow of certain pre-existing legacy clients listed in Schedule A attached hereto (the “IZEA Legacy Clients”) to the ZenContent platform to be managed by Ms. DeMike and her team.

To clarify certain provisions contained in Article I of the Purchase Agreement pertaining to Performance Payments payable to the Stockholders from ZenContent-generated clients, the parties agree that the revenue attributable to the IZEA Legacy Clients through the ZenContent workflow (the “IZEA Legacy Revenue”) shall not be counted towards the Revenue Thresholds set forth in Section 1.1(d)(i) of the Purchase Agreement for purposes of the calculation of Performance Payments to the Stockholders. In consideration of such accommodation, the Stockholders shall be entitled to receive a cash commission equal to one percent (1%) of the IZEA Legacy Revenue, for the period from the date hereof through the third anniversary of the Closing Date, payable in accordance with the payment terms set forth in Section 1.1(d)(ii) of the Purchase Agreement as if such payment were a Performance Payment.

2.Construction of Certain Words. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or like words shall mean and be a reference to the Agreement as amended hereby.

3.Effect on Purchase Agreement; Miscellaneous. The Purchase Agreement shall be deemed to be amended and modified by the terms of this Amendment. Except as so amended and modified, all of the terms and conditions of the Purchase Agreement (including Section 1.1(e) thereof) shall remain in full force and effect. This Amendment shall be governed by the laws of the State of Florida without regard to conflicts of laws principles that would require the application of any other law, and may be executed in one or more counterparts which together shall constitute one instrument.

If the foregoing is in accordance with your understanding, please sign and return to the Buyer a counterpart of this Amendment, whereupon this Amendment shall constitute a binding agreement between the Buyer and the Stockholders in accordance with its terms.

Very truly yours,

IZEA, INC.

By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer

Agreed to and Accepted
as of the date first written above:

The Stockholders:

/s/ Joseph DeMike
Joseph DeMike, as himself and as
Stockholders' Agent

/s/ Brianna DeMike
Brianna DeMike